Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AGCO Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and related financial statement schedule and the effectiveness of internal control over financial reporting included herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2011 contains an explanatory paragraph that states that AGCO Corporation acquired GSI Holdings Corp., Shandong Dafeng Machinery Co., Ltd., Laverda SpA, and AGCO-Amity JV (collectively the “Acquired Entities”) during 2011, and management excluded from its assessment of the effectiveness of AGCO Corporation’s internal control over financial reporting as of December 31, 2011, the Acquired Entities’ internal control over financial reporting associated with total assets of approximately $1,685.8 million and total revenues of approximately $249.4 million included in the consolidated financial statements of AGCO Corporation and subsidiaries as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of AGCO Corporation also excluded an evaluation of internal control over financial reporting of the Acquired Entities.

/s/ KPMG LLP

Atlanta, Georgia

March 7, 2012